Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

Client: 93000-00005

Form of Opinion of Gibson, Dunn & Crutcher LLP

[            ], 2014

TRI Pointe Homes, Inc.

19520 Jamboree Road, Suite 200

Irvine, California 92612

Re:	TRI Pointe Homes, Inc.
Registration Statement on Form S-4(File No. 333-193248)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, File No. 333-193248, as amended (the “Registration Statement”), of TRI Pointe Homes, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance by the Company of up to 129,700,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Transaction Agreement, dated as of November 3, 2013 (the “Transaction Agreement”), by and among the Company, Weyerhaeuser Company, a Washington corporation, Weyerhaeuser Real Estate Company, a Washington corporation and an indirect, wholly owned subsidiary of Weyerhaeuser Corporation, and Topaz Acquisition, Inc., a Washington corporation and wholly owned subsidiary of the Company.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the Transaction Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

[            ], 2014

We render no opinion herein as to matters involving any laws other than the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,